Exhibit 5.1

[TRANSMERIDIAN EXPLORATION INCORPORATED LETTERHEAD]

December 8, 2006

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated, a Delaware corporation (the “Company”). This opinion is furnished to you, pursuant to the requirements of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Act, of up to 6,816,255 shares (the “Shares”) of the common stock, par value $0.0006 per share, of the Company. The Shares are to be issued to certain consultants, employees, officers, and directors of the Company upon exercise of options granted pursuant to the Company’s 2006 Incentive Plan.

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for the purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

2. Upon issuance and delivery of the Shares from time to time pursuant to the terms of a particular award for the consideration established pursuant to the terms of the Incentive Plan and otherwise in accordance with the terms and conditions of such award, the satisfaction of any performance conditions associated therewith, any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein and the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. I express no opinion as to any constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of any jurisdiction (“Laws”) other than (i) the federal Laws of the United States and (ii) the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Nicolas J. Evanoff
Nicolas J. Evanoff, Esq.
Vice President, General Counsel and Secretary